Exhibit 99.2

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”), dated this 1st day of January, 2006, is entered into by and between Dresser, Inc. and any of its subsidiaries and affiliates as may employ Employee from time to time, (collectively, “Employer” or “Dresser, Inc.”) and Robert D. Woltil (“Employee”).

W I T N E S S E T H:

WHEREAS, Employee desires to be employed by Dresser, Inc.; and

WHEREAS, Employer desires to employ Employee pursuant to the terms and conditions set forth herein and Employee desires to be employed by Employer pursuant to the terms and conditions set forth herein;

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, Employer and Employee agree as follows:

ARTICLE 1:	EMPLOYMENT AND DUTIES:

1.1 Employer agrees to employ Employee, and Employee agrees to be employed by Employer, beginning as of January 1, 2006 (the Effective Date) and continuing until the date of termination of Employee’s employment pursuant to the provisions of Article 3 (the “Term”), subject to the terms and conditions of this Agreement.

1.2 Beginning as of the Effective Date, Employee shall be employed as the Chief Financial Officer of Employer, reporting to the Chief Executive Officer. Employee agrees to serve in the assigned position or in such other executive capacities as may be requested from time to time by Employer and to perform diligently and to the best of Employee’s abilities the duties and services pertaining to such positions as reasonably determined by Employer, as well as such additional or different duties and services appropriate to such positions which Employee from time to time may be reasonably directed to perform by Employer.

1.3 Employee shall at all times comply with and be subject to such policies and procedures as Employer may establish from time to time, including, without limitation, Employer’s Company Code of Business Conduct (the “Code of Business Conduct”).

1.4 Employee shall, during the period of Employee’s employment by Employer, devote Employee’s full business time, energy, and best efforts to the business and affairs of Employer. Employee may not engage, directly or indirectly, in any other business, investment, or activity that interferes with Employee’s performance of Employee’s duties hereunder, is contrary to the interest of Employer or any of its affiliated subsidiaries and divisions, (each a “Dresser, Inc. Entity”, or collectively, the “Dresser, Inc. Entities”), or requires any significant portion of Employee’s business time. The foregoing notwithstanding, the parties recognize and agree that Employee may engage in passive personal investments and other business activities which do not conflict with the business and affairs of Dresser, Inc. Entities or interfere with Employee’s performance of his or her duties hereunder. Employee may not serve on the board of directors of any entity other than a Dresser, Inc. Entity during the Term without the approval thereof in accordance with Employer’s policies and procedures regarding such service. Employee shall be permitted to retain any compensation received for approved service on any unaffiliated corporation’s board of directors.

1.5 Employee acknowledges and agrees that Employee owes a fiduciary duty of loyalty, fidelity, and allegiance to act at all times in the best interests of the Employer and the other Dresser, Inc. Entities and to do no act which would, directly or indirectly, injure any such entity’s business, interests, or reputation. It is agreed that any direct or indirect interest in, connection with, or benefit from any outside activities, particularly commercial activities, which interest might in any way adversely affect Employer, or any Dresser, Inc. Entity, involves a possible conflict of interest. In keeping with Employee’s fiduciary duties to Employer, Employee agrees that Employee shall not knowingly become involved in a conflict of interest with Employer or any Dresser, Inc. Entity, or upon discovery thereof, allow such a conflict to continue. Moreover, Employee shall not engage in any activity that might involve a possible conflict of interest without first obtaining approval in accordance with Employer’s policies and procedures.

1.6 Nothing contained herein shall be construed to preclude the transfer of Employee’s employment to another Dresser, Inc. Entity (“Subsequent Employer”) as of, or at any time after, the Effective Date and no such transfer shall be deemed to be a termination of employment for purposes of Article 3 hereof; provided, however, that, effective with such transfer, all of Employer’s obligations hereunder shall be assumed by and be binding upon, and all of Employer’s rights hereunder shall be assigned to, such Subsequent Employer and the defined term “Employer” as used herein shall thereafter be deemed amended to mean such Subsequent Employer. Except as otherwise provided above, all of the terms and conditions of this Agreement, including without limitation, Employee’s rights and obligations, shall remain in full force and effect following such transfer of employment.

ARTICLE 2:	COMPENSATION AND BENEFITS:

2.1 Employee’s base salary during the Term shall be not less than $ 350,000 per annum which shall be paid in accordance with the Employer’s standard payroll practice for its executives. Employee’s base salary may be increased from time to time. Such increased base salary shall become the minimum base salary under this Agreement and may not be decreased thereafter without the written consent of Employee.

2.2 During the Term, Employee shall participate in an annual incentive plan, as approved by Dresser, Inc. Notwithstanding the aforementioned, it is specifically understood and agreed that all determinations relating to Employee’s participation, including, without limitation, those relating to the performance goals applicable to Employee and Employee’s level of participation and payout opportunity, shall be made in the sole discretion of the person or committee to whom such authority has been granted.

2.3 During the Term, Employer shall pay or reimburse Employee for all actual, reasonable and customary expenses incurred by Employee in the course of his or her employment; including, but not limited to, travel, entertainment, subscriptions, and dues associated with Employee’s membership in professional, business and civic organizations; provided that such expenses are incurred and accounted for in accordance with Employer’s applicable policies and procedures.

2.4 While employed by Employer, Employee shall be allowed to participate, on the same basis generally as other executive employees of Employer, in all general employee benefit plans and programs, including improvements or modifications of the same, which on the Effective Date or thereafter are made available by Employer to all or substantially all of Employer’s similarly situated executive employees. Such benefits, plans, and programs may include, without limitation, medical, health, and dental care, life insurance, disability protection, and qualified and non-qualified retirement plans. Except as specifically provided herein, nothing in this Agreement is to be construed or interpreted to increase or alter in any way the rights, participation, coverage, or benefits under such benefit plans or programs than provided to similarly situated executive employees pursuant to the terms and conditions of such benefit plans and programs.

2.5 Notwithstanding anything to the contrary in this Agreement, it is specifically understood and agreed that Employer shall not be obligated to institute, maintain, or refrain from changing, amending, or discontinuing any incentive, compensation, employee benefit or stock or stock option program or plan, so long as such actions are similarly applicable to covered employees generally.

2.6 Employer may withhold from any compensation, benefits, or amounts payable under this Agreement all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.

ARTICLE 3:	TERMINATION OF EMPLOYMENT AND EFFECTS OF SUCH TERMINATION:

3.1 Employee’s employment with Employer shall be terminated (i) upon the death of Employee, (ii) upon Employee’s Retirement (as defined below), (iii) upon Employee’s Permanent Disability (as defined below), or (iv) at any time by Employer upon notice to Employee, or (v) by Employee upon thirty (30) days’ notice to Employer, for any or no reason.

3.2 If Employee’s employment is terminated by reason of any of the following circumstances (i), (ii), or (iii), Employee shall be entitled to receive the benefits set forth only in Section 3.3 below:

(i)	Retirement. “Retirement” shall mean either (a) Employee’s retirement at or after normal retirement age (either voluntarily or pursuant to Employer’s retirement policy) or (b) the voluntary termination of Employee’s employment by Employee in accordance with Employer’s early retirement policy.

(ii)	Employer Termination for Cause. Termination of Employee’s employment by Employer shall mean a termination of employment at the election of the Employer when there is “Employer Cause”. “Employer Cause” shall mean any of the following: (a) Employee’s gross negligence or willful misconduct in the performance of the duties and services required of Employee pursuant to this Agreement, (b) Employee’s final conviction of or plea of guilty or nolo contendere to a felony or Employee engaging in fraudulent or criminal activity relating to the scope of Employee’s employment (whether or not prosecuted), (c) a material violation of Employer’s Code of Business Conduct, (d) Employee’s material breach of any material provision of this Agreement, provided that Employee has received written notice from the Employer and been afforded a reasonable opportunity (not to exceed 30 days) to cure such breach, or (e) any continuing or repeated failure to perform the duties as requested in writing by the Board of Directors of Dresser, Inc. after Employee has been afforded a reasonable opportunity (not to exceed 30 days) to cure such breach. Determination as to whether or not Employer Cause exists for termination of Employee’s employment will be made by Dresser, Inc.

(iii)	Resignation, Other Than For Cause. Termination of Employee’s employment by resignation other than for Employee Cause as described in Section 3.4(i).

3.3 If Employee’s employment is terminated by reason of Section 3.2 (i), (ii), or (iii), Employee shall be entitled to each of the following:

(i)

The cash value of Employee’s stock, options, or other equity interests in Dresser, Inc. for the following categories: (1) stock or other equity interests which represent a direct investment in Dresser, Inc. by the Employee; (2) vested options which were previously granted to Employee and based on Employee’s continuity of employment; (3) any restricted stock previously granted to Employee; and (4) any vested performance-based options granted to the Employee. For purposes of clarification, it is specifically understood and agreed that: (a) all options previously granted under categories (2) and (4) above that are unvested at the time of the

Employee’s termination of employment shall be forfeited by the Employee; and (b) all restricted stock previously granted to Employee under category (3) above shall have all restrictions lapse on the date of Employee’s termination. The valuation, timing of payment, and other related matters regarding the payment of the aforesaid stock, other equity interests, or options shall be as set forth in a separate agreement between Employee and Employer (including any restrictions contained in financing agreements of the Employer).

(ii)	Employee shall be entitled to a pro rata base salary through the date of such termination and shall be entitled to any individual bonuses or individual incentive compensation not yet paid, but payable under Employer’s plans for years prior to the year of Employee’s termination of employment, but shall not be entitled to any bonus or incentive compensation for the year in which he or she terminates employment or any other payments or benefits by or on behalf of Employer except for those which may be payable pursuant to the terms of Employer’s employee benefit plans (as defined in Section 3.7), stock, option, or other equity interests or the applicable agreements underlying such plans.

(iii)	Except for (i) and (ii) above, and, at the option of the Employer, (iv) below, it is specifically understood that all future compensation to which Employee is entitled and all future benefits for which Employee is eligible, shall cease and terminate as of the date of termination.

(iv)	If Employee’s employment is terminated for reasons under Section 3.2 (i), (ii) or (iii), then Employer, at its sole option, shall be entitled to enforce the covenant not to compete and other conditions set forth in Article 5 herein for a period not to exceed one (1) year. In the event that Employer elects to trigger such option, Employer agrees to pay an amount equal to Employee’s base salary and the individual bonus or incentive compensation at the level of 50% of Employee’s base salary for a period of one (1) year. Such amount shall be based upon Employee’s last base salary amount prior to termination. Payments to the Employee for the base salary amount shall be in equal installments in accordance with Employer’s customary payroll practices over the one year period. Payments of the individual bonus or incentive compensation shall be made at the time such a payment is made to similarly situated employees. In the event that Employee breaches any of the terms of Article 5 during the aforementioned one (1) year period, then Employer shall be entitled to immediately cease making further payments to Employee and, in addition, shall be entitled to seek damages and such other relief, (including an injunction against Employee) to which it is entitled under the law. Employee agrees that any payment under this Article constitutes full and adequate consideration to the Employee’s obligations under Article 5.

3.4 If Employee’s employment is terminated by reason of (i), (ii), (iii), or (iv) below, Employee shall be entitled to receive the benefits set forth in Section 3.5 or Section 3.6, as applicable.

(i)	Employee Termination For Cause. “Employee Termination For Cause” shall mean a termination of employment at the election of Employee when there is “Employee Cause”. “Employee Cause” shall mean (a) a termination of employment by Employee because of a material breach by Employer of any material provision of this Agreement which remains uncorrected for thirty (30) days following notice of such breach by Employee to Employer, provided such termination occurs within sixty (60) days after the expiration of the notice period or (b) a termination of employment by Employee within six (6) months after a material reduction in Employee’s rank or responsibility with Employer.

(ii)	Employer Termination Without Cause. Termination of Employee’s employment by Employer shall mean a termination of employment at the sole election and option of the Employer for the Employer’s convenience and without Employer Cause.

(iii)	Death.

(iv)	Permanent Disability. “Permanent Disability” shall mean Employee’s physical or mental incapacity to perform his or her usual duties with such condition likely to remain continuously and permanently as determined by Employer.

3.5 If Employee’s employment is terminated by Employee under Section 3.4 (i) or by Employer under Section 3.4 (ii), Employee shall be entitled to each of the following:

(i)

Except as hereinafter provided relative to the termination of Employee’s employment prior to the first or second anniversary of Employee’s employment with Employer, the cash value of Employee’s stock, options, or other equity interests in Dresser, Inc. for the following categories: (1) stock or other equity interests which represent a direct investment in Dresser, Inc. by the Employee; (2) options, both vested and unvested, which were previously granted to Employee and based on Employee’s continuity of employment; (3) any restricted stock previously granted to Employee; and (4) any performance-based options granted to the Employee, to the extent that said options are vested at the time of termination of employment of the Employee. For purposes of clarification, it is specifically understood and agreed that: (a) except as hereinafter provided, all options previously granted under (2) above that are unvested at the time of the Employee’s termination of employment shall be immediately vested as of said date; (b) all restricted stock previously granted to Employee under category (3) above shall have all restrictions lapse on the date of Employee’s termination; and (c) all options previously granted to Employee under category (4) above that are unvested on the date of Employee’s termination of employment, shall be forfeited by the Employee. The valuation, timing of payment, and other related matters regarding the payment of the aforesaid stock, other equity interests, or options shall be as set forth in a separate agreement between Employee and Employer (including any restrictions contained in financing agreements of the Employer). In the event that Employee’s employment is terminated under Section 3.4 above at any time prior to the first anniversary of Employee’s employment with Employer, twenty percent (20%) of the total number of shares previously granted under (2) above shall be immediately vested as of the date of Employee’s termination of employment with Employer and the balance of such options shall lapse on such date. In the event that Employee’s employment is terminated under Section 3.4 above after the first anniversary but prior to the second anniversary of Employee’s employment with Employer, forty (40%) of the total number of shares previously granted under (2) above shall be immediately vested as of the date of Employee’s termination of employment with Employer and the balance of such options shall lapse on such date.

(ii)	Except as hereinafter provided relative to the termination of Employee’s employment prior to the second anniversary of Employee’s employment with Employer and subject to the provisions of Section 3.7, Employer shall pay to Employee a severance benefit consisting of continued periodic payments of Employee’s base salary as in effect at the date of Employee’s termination of employment in accordance with Employer’s customary payroll practices during the period commencing on the effective date of such termination and ending on the earlier of (A) the second anniversary of the date of such termination, or (B) the date Employee violates any of the covenants set forth in Article 4 or Article 5 hereof. In the event that Employee’s employment is terminated under Section 3.4 above at any time prior to the second anniversary of Employee’s employment with Employer, Employer shall pay Employee a severance benefit in an amount equal to one month of Employee’s base salary as in effect at the date of Employee’s termination of employment for each month that Employee was employed by Employer prior to the date of termination of Employee’s employment with Employer, up to a maximum of twenty-four (24) month of severance benefits.

(iii)	Employee shall be entitled to any individual bonuses or individual incentive compensation not yet paid but payable under Employer’s plans for years prior to the year of Employee’s termination of employment. Such amounts shall be paid to Employee in a single lump sum cash payment no later than sixty (60) days following Employee’s termination of employment.

(iv)	Except as hereinafter provided relative to the termination of Employee’s employment prior to the second anniversary of Employee’s employment with Employer, Employee shall be entitled to any individual bonuses or individual incentive compensation under Employer’s plans for the year of Employee’s termination of employment determined as if Employee had remained employed by the Employer for the entire year. In addition thereto, for the time that Employee is receiving continued periodic payments under Section 3.5 (ii) above, Employee shall be entitled to receive any individual bonuses or individual incentive compensation under Employer’s plans for the year(s) in which such periodic payments are made to Employee. When the periodic payments expire or are otherwise discontinued, Employee shall only be entitled to receive a pro-rata share of said bonus or incentive compensation payment based on the portion of the year in which the periodic payments under Section 3.5 (ii) were made. All amounts for individual bonuses or incentive compensation due to Employee under this Section 3.5 (iv), shall be paid at the time that such amounts are paid to similarly situated employees. Any payments for bonuses or incentive compensation that are beyond the year in which Employee was terminated shall be paid at the level of 50% of Employee’s base salary regardless of the performance of the Employer in the applicable year(s). In the event that Employee’s employment is terminated under Section 3.4 above prior to the second anniversary of Employee’s employment with Employer, Employee shall be entitled to receive individual bonuses as follows: For the year during which Employee’s employment with the Employer is terminated Employee shall be entitled to receive a bonus per applicable bonus plan pro-rated to the date of termination of Employee’s employment with Employer based upon the number of months Employee was employed by the Employer prior to the date of termination of Employee’s employment with Employer. In addition, Employee shall be entitled to receive a target bonus under Employer’s plan for the month(s) in which periodic severance payments are made to Employee as described above.

(v)

Employer shall maintain Employee’s medical, dental and life insurance benefits as follows: (A) in the event that Employee’s employment is terminated during the first year of Employee’s employment with Employer, Employer shall maintain Employee’s medical, dental and life insurance benefits for a period of twelve (12) months from the date of Employee’s termination on substantially the same basis as would have otherwise been provided had Employee not been terminated or (B) in the event that Employee’s employment is terminated at any time following the first anniversary of Employee’s employment with Employer, Employer shall maintain Employee’s medical, dental and life insurance benefits for a period of twenty-four (24) months from the date of Employee’s termination on substantially the same basis as would have otherwise been provided had Employee not been terminated. To the extent that such benefits are available under Employer’s insurance and Employee had such coverage immediately prior to termination, such continuation of benefits for Employee shall also cover Employee’s dependents.

3.6 If Employee’s employment is terminated by reason of Section 3.4 (iii) or (iv), Employee’s estate, in the case of death, or Employee or his legal guardian, in the case of Permanent Disability, shall be entitled to payment of all amounts determined under Section 3.5 (i) through (iv), except that: (1) the one year of base salary to be paid under Section 3.5(ii)(A) or the two years’ of base salary to be paid under Section 3.5 (ii)(B), as applicable, shall be paid in a lump sum within sixty (60) days after termination of Employee’s employment; and (2) Employee’s estate, Employee, or his legal guardian, as applicable, shall, under Section 3.5 (iv), only be entitled to receive any individual bonus or incentive compensation under Employer’s plans for the year in which Employee was terminated. In the case of death or Permanent Disability, Employer shall not be liable for any further bonus or incentive compensation plans otherwise payable under Section 3.5 (iv). All payments due under Section 3.5 (iii) shall be paid in a single lump sum payment no later than sixty (60) days after Employee’s termination of employment. All payments due under Section 3.5 (iv), as modified herein, shall be paid no later than sixty (60) days after the bonus or incentive compensation is capable of being determined.

3.7 The severance benefit paid to Employee pursuant to Section 3.2 or Section 3.5 above shall be in consideration of Employee’s continuing obligations hereunder after such termination, including, without limitation, Employee’s obligations under Article 4 and Article 5. Further, as a condition to the receipt of such severance benefit, Employer, in its sole discretion, may require Employee to first execute a release, in the form established by Employer, releasing Employer and all other Dresser, Inc. Entities, and their officers, directors, employees, and agents, from any and all claims and from any and all causes of action of any kind or character, including, but not limited to, all claims and causes of action arising out of Employee’s employment with Employer and any other Dresser, Inc. Entities or the termination of such employment. The performance of Employer’s obligations under Section 3.3 or Section 3.5 and the receipt of the severance benefit provided thereunder by Employee shall constitute full settlement of all such claims and causes of action. Employee shall not be under any duty or obligation to seek or accept other employment following a termination of employment pursuant to which a severance benefit payment under Section 3.3 or Section 3.5 is owing and the amounts due Employee pursuant to Section 3.3 or Section 3.5 shall not be reduced or suspended if Employee accepts subsequent employment or earns any amounts as a self-employed individual. Employee’s rights under Section 3.3 or Section 3.5 are Employee’s sole and exclusive rights against the Employer, or any affiliate of Employer, and the Employer’s sole and exclusive liability to Employee under this Agreement, whether such claim is based in contract, tort or otherwise, for the termination of his or her employment relationship with Employer. Employee agrees that all disputes relating to Employee’s employment or termination of employment shall be resolved through Employer’s Dispute

Resolution Plan as provided in Section 6.6 hereof; provided, however, that decisions as to whether there is “Employer Cause” for termination of the employment relationship with Employee and whether and as of what date Employee has become permanently disabled shall be limited to whether such decision was reached in good faith. Nothing contained in this Article 3 shall be construed to be a waiver by Employee of any benefits accrued for or due Employee under any employee benefit plan (as such term is defined in the Employees’ Retirement Income Security Act of 1974, as amended) maintained by Employer except that Employee shall not be entitled to any severance benefits pursuant to any severance plan or program of the Employer.

3.8 Termination of the employment relationship does not terminate those obligations imposed by this Agreement, which are continuing obligations, including, without limitation, Employee’s obligations under Article 4 and Article 5.

3.9 The payment of any monies to Employee under this Agreement after the date of termination of employment does not constitute an offer or a continuation of employment of the Employee. In no event, shall Employee represent or hold himself out to be an employee of Employer after the date of termination of employment. Except where Employer is lawfully required to withhold any federal, state, or local taxes, Employee shall be responsible for any and all federal, state, or local taxes that arise out of any payments to Employee hereunder.

3.10 During any period during which any monies are being paid to Employee under this Agreement after the date of termination, Employee shall provide to Employer reasonable levels of assistance to Employer in answering questions concerning the business of Employer, transition of responsibility, or litigation, provided that all out of pocket expenses of Employee reasonably incurred in connection with such assistance is fully and promptly reimbursed and that any such assistance after the Non-Compete Period (as defined below) shall not interfere or conflict with the obligations which Employee may owe to any other employer.

ARTICLE 4:	OWNERSHIP AND PROTECTION OF INTELLECTUAL PROPERTY AND CONFIDENTIAL INFORMATION:

4.1 All information, ideas, concepts, improvements, discoveries, and inventions, whether patentable or not, which are conceived, made, developed or acquired by Employee, individually or in conjunction with others, during Employee’s employment by Employer or any of the Dresser, Inc. Entities (whether during business hours or otherwise and whether on Employer’s premises or otherwise) which relate to the business, products or services of Employer or the Dresser, Inc. Entities (including, without limitation, all such information relating to corporate opportunities, research, financial and sales data, pricing and trading terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customer’s organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names, and marks), and all writings or materials of any type embodying any of such items, shall be the sole and exclusive property of Employer or a Dresser, Inc. Entity, as the case may be, and shall be treated as “work for hire”.

4.2 Employee acknowledges that the businesses of Employer and the Dresser, Inc. Entities are highly competitive and that their strategies, methods, books, records, and documents, their technical information concerning their products, equipment, services, and processes, procurement procedures and pricing techniques, the names of and other information (such as credit and financial data) concerning their customers and business affiliates, all comprise confidential business information and trade secrets which are valuable, special, and unique assets which Employer or the Dresser, Inc. Entities use in their business to obtain a competitive advantage over their competitors. Employee further acknowledges that protection of such confidential business information and trade secrets against unauthorized disclosure and use is of critical importance to Employer and the Dresser, Inc. Entities in maintaining their competitive position. Employee hereby agrees that Employee will not, at any time during or after his or her employment by Employer, make any unauthorized disclosure of any confidential business information or trade secrets of Employer or the Dresser, Inc. Entities, or make any use thereof, except in the carrying out of his or her employment responsibilities hereunder. Confidential business information shall not include information in the public domain (but only if the same becomes part of the public domain through a means other than a disclosure prohibited hereunder). The above notwithstanding, a disclosure shall not be unauthorized if (i) it is required by law or by a court of competent jurisdiction or (ii) it is in connection with any judicial, arbitration, dispute resolution or other legal proceeding in which Employee’s legal rights and obligations as an employee or under this Agreement are at issue; provided, however, that Employee shall, to the extent practicable and lawful in any such events, give prior notice to Employer of his or her intent to disclose any such confidential business information in such context so as to allow Employer or a Dresser, Inc. Entity an opportunity (which Employee will not oppose) to obtain such protective orders or similar relief with respect thereto as may be deemed appropriate.

4.3 All written materials, records, and other documents made by, or coming into the possession of, Employee during the period of Employee’s employment by Employer which contain or disclose confidential business information or trade secrets of Employer or the Dresser, Inc. Entities shall be and remain the property of Employer, or the Dresser, Inc. Entities, as the case may be. Upon termination of Employee’s employment by Employer, for any reason, Employee promptly shall deliver the same, and all copies thereof, to Employer.

ARTICLE 5:	COVENANT NOT TO COMPETE:

5.1 During the Term of Employment and for a period of one (1) year thereafter, if termination of employment is under Section 3.4 above or for the period that payments are made pursuant to Section 3.3 (iv) if termination of employment is under Section 3.2 , (the “Non-Compete Period”), he will not, in association with or as an officer, principal, member, advisor, agent, partner, director, material stockholder, employee or consultant of any corporation (or sub-unit, in the case of a diversified business) or other enterprise, entity or association, work on the acquisition or development of, or engage in any line of business, property or project in which Employee (i) is involved in or responsible for on the date of such termination, or (ii) has worked with or evaluated in the last year and which were still being pursued or evaluated by Employer within one month of the time of such termination. Such restriction shall cover Employee’s activities anywhere in the world.

5.2 During the Term of Employment and the Non-Compete Period, Employee will not solicit or induce any person who is or was employed by any of the Dresser, Inc. Entities at any time during such term or period, excluding employees who may have left their employment by Employer more than 60 days prior to being hired or solicited for employment by Employee, (A) to interfere with the activities or businesses of any Employer or (B) to discontinue his or her employment with any of the Dresser, Inc. Entities, or employ any such person in a business or enterprise which competes with any of the Dresser, Inc. Entities.

5.3 During the Term of Employment or the Non-Compete Period, Employee will not, directly or indirectly, influence or attempt to influence any customers, distributors or suppliers of any of the Dresser, Inc. Entities to divert their business to any competitor of the Employer.

5.4 Employee understands that the provisions of Section 5.1 hereof may limit his ability to earn a livelihood in a business similar to the business in which he is involved, but as an executive officer of Employer he nevertheless agrees and hereby acknowledges that (i) such provisions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of Employer and any of the Dresser, Inc. Entities; (ii) such provisions contain reasonable limitations as to time, scope of activity, and geographical area to be restrained; and (iii) the consideration provided hereunder, including without limitation, any amounts or benefits provided under Article 3 hereof, is sufficient to compensate Employee for the restrictions contained in Section 5.1 hereof. In consideration of the foregoing and in light of Employee’s education, skills and abilities, Employee agrees that he will not assert that, and it should not be considered that, any provisions of Section 5.1 otherwise are void, voidable or unenforceable or should be voided or held unenforceable.

5.5 Employee acknowledges and agrees that his duties with Employer are of an executive nature and that he is a member of Employer’s management group. Employee agrees that the remedy at law for any breach by him of any of the covenants and agreements set forth in this Article 5 will be inadequate and that in the event of any such breach, Employer may, in addition to the other remedies which may be available to it at law, obtain injunctive relief prohibiting Employee (together with all those persons associated with him) from the breach of such covenants and agreements.

5.6 Each of the covenants of this Article 5 are given by Employee as part of the consideration for this Agreement and as an inducement to Employer to enter into this

Agreement and accept the obligations hereunder and is a material inducement to the Investor Group to purchase Employer.

ARTICLE 6:	MISCELLANEOUS:

6.1 For purposes of this Agreement, the terms “affiliate” or “affiliated” means an entity or entities in which Employer has a 20% or more direct or indirect equity interest or entity or entities that have a 20% or more direct or indirect equity interest in Employer.

6.2 For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when received by or tendered to Employee, Employer, as applicable, by pre-paid courier or by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Employer:	Dresser, Inc., 15455 Dallas Parkway, Suite 1100, Addison, Texas 75001, to the attention of the Vice-President & General Counsel.

If to Employee:	To his or her last known personal residence

6.3 This Agreement shall be governed by and construed and enforced, in all respects in accordance with; the law of the State of Delaware, without regard to principles of conflicts of law, unless preempted by federal law, in which case federal law shall govern; provided, however, that Employer’s Dispute Resolution Plan, or if no such plan is in place, then the rules of the American Arbitration Association shall govern in all respects with regard to the resolution of disputes hereunder.

6.4 No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

6.5 It is a desire and intent of the parties that the terms, provisions, covenants, and remedies contained in this Agreement shall be enforceable to the fullest extent permitted by law. If any such term, provision, covenant, or remedy of this Agreement or the application thereof to any person, association, or entity or circumstances shall, to any extent, be construed to be invalid or unenforceable in whole or in part, then such term, provision, covenant, or remedy shall be construed in a manner so as to permit its enforceability under the applicable law to the fullest extent permitted by law. In any case, the remaining provisions of this Agreement or the application thereof to any person, association, or entity or circumstances other than those to which they have been held invalid or unenforceable, shall remain in full force and effect.

6.6 It is the mutual intention of the parties to have any dispute concerning this Agreement resolved out of court. Accordingly, the parties agree that any such dispute shall, as the sole and exclusive remedy, be submitted for resolution through Employer’s Dispute Resolution Plan or, if no such plan is in place, then pursuant to binding arbitration to be held in Dallas, Texas, under the rules of the American Arbitration Association; provided, however, that the Employer, on its own behalf and on behalf of any of the Dresser, Inc. Entities, shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any breach or the continuation of any breach of the provisions of Article 4 and Employee hereby consents that such restraining order or injunction may be granted without the necessity of the Employer posting any bond. The parties agree that the resolution of any such dispute through such Plan shall be final and binding.

6.7 This Agreement shall be binding upon and inure to the benefit of Employer, its successors in interest, or any other person, association, or entity which may hereafter acquire or succeed to all or substantially all of the business assets of Employer by any means, whether indirectly or directly, and whether by purchase, merger, consolidation, or otherwise. Employee’s rights and obligations under this Agreement are personal and such rights, benefits, and obligations of Employee shall not be voluntarily or involuntarily assigned, alienated, or transferred, whether by operation of law or otherwise, without the prior written consent of Employer, other than in the case of death or permanent disability of Employee.

6.8 This Agreement replaces and merges any previous agreements and discussions pertaining to the subject matter covered herein. This Agreement constitutes the entire agreement of the parties with regard to the terms of Employee’s employment, termination of employment and severance benefits, and contains all of the covenants, promises, representations, warranties, and agreements between the parties with respect to such matters. Each party to this Agreement acknowledges that no representation, inducement, promise, or agreement, oral or written, has been made by either party with respect to the foregoing matters which is not embodied herein, and that no agreement, statement, or promise relating to the employment of Employee by Employer that is not contained in this Agreement shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing and signed by each party whose rights hereunder are affected thereby.

6.9 The Investor Group shall be a third party beneficiary of this Agreement and no change in this Agreement may be made prior to the Effective Date without the written consent of First Reserve Corporation and Odyssey Investment Partners LLC.

IN WITNESS WHEREOF, Employer and Employee have duly executed this Agreement in multiple originals to be effective on the Effective Date.

Dresser, Inc.

By:	/s/ PATRICK M. MURRAY
Name:	Patrick M. Murray
Title:	Chief Executive Officer and Chairman of the Board

Employee

/s/ ROBERT D. WOLTIL
Name:	Robert D. Woltil

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